UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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America Service Group Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     To the Stockholders of America Service Group Inc.:

The 2006 Annual Meeting of Stockholders of America Service Group Inc. will be held on Wednesday, June 14, 2006, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee, to consider and vote on the following proposals:

1. the election of four directors for a term of one year;

2. the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

3. such other matters as may properly come before the meeting or any adjournments thereof.

All stockholders of record as of the close of business on April 26, 2006, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available during the 10 day period preceding the meeting at our offices located in Brentwood, Tennessee. Your attention is directed to the proxy statement accompanying this notice.

You are cordially invited to attend the annual meeting in person. Even if you plan to attend in person, please sign, date and return the enclosed proxy at your earliest convenience. You may revoke your proxy at any time prior to its use.

By Order of the Board of Directors,

/s/  Andrew L. Schwarcz

ANDREW L. SCHWARCZ
Secretary

Brentwood, Tennessee
May 17, 2006

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by mail as promptly as possible to ensure the presence of a quorum for the meeting. To vote and submit your proxy, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the meeting, you may, of course, revoke the proxy and vote in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2006

This proxy statement is furnished by and on behalf of our Board of Directors (the “Board”) to the holders of shares of common stock, par value $.01 per share, of America Service Group Inc. (“ASG” or the “Company”) in connection with the solicitation of proxies for use at the 2006 Annual Meeting of Stockholders to be held on Wednesday, June 14, 2006, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee, and at any adjournments thereof. This proxy statement and accompanying form of proxy are first being sent to stockholders on or about May 17, 2006.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of ASG common stock. This proxy statement describes the matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

When you sign the proxy card, you appoint each of Mr. Michael Catalano and Mr. Andrew L. Schwarcz as your proxies, or representatives, at the meeting. Mr. Catalano and Mr. Schwarcz will vote your shares, as you have instructed them on the proxy card, at the meeting. If you sign and return your proxy card, but fail to indicate your voting instruction for any given matter, the proxies will vote your shares in accordance with the recommendations of the Board of Directors. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Catalano and Mr. Schwarcz will vote your shares, under your proxy, in accordance with the recommendations of the Board of Directors. If no recommendation is given by the Board of Directors, the proxies will vote your shares in accordance with their own discretion.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will elect four directors to serve on our Board of Directors until the 2007 Annual Meeting of Stockholders and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Stockholders will also act on any other matters that properly come before the meeting. We do not expect that any other matters will come before the meeting. The Company’s organizational documents do not authorize cumulative voting rights, and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Only stockholders of record at the close of business on April 26, 2006, which we refer to as the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon. At the close of business on the record date, 10,870,001 shares of our common stock were outstanding and entitled to vote at the meeting.

Who may attend the meeting?

Only beneficial owners of common stock of record as of the record date may attend the meeting. Registration and seating will begin at 10:00 a.m. local time. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Parking is available at our offices.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct the meeting. Proxies received but marked as “withhold authority to vote” or “abstain” will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will also be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

You may vote by mail. You may do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may also vote in person at the meeting. Written ballots will be given to anyone who wants to vote at the meeting. If you hold your shares in “street name,” you will need to obtain a proxy from the broker or bank that holds your shares in order to vote at the meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you can change your vote at any time before the proxy is exercised by (1) filing a notice of revocation with ASG’s corporate secretary; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

Will my shares be voted if I do not sign and return my proxy card?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. These are called “broker non-votes.” Shares represented by broker non-votes will, however, be counted in determining whether there is a quorum.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote “For” the election of the four named nominees for the Board of Directors (see Proposal One). The Board recommends a vote “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see Proposal Two).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

What vote is required to approve each item?

For the election of directors, the four persons receiving the greatest number of affirmative votes cast at the annual meeting will be elected as directors. This number is called a “plurality.” Abstentions and broker non-votes will have no effect on the outcome of the election of directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other business that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes will not be voted although they will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have the effect of a negative vote.

Who will pay for this solicitation?

We will bear the cost of this solicitation. In addition to solicitation by mail, some of our officers and employees may solicit proxies in person, by telephone or otherwise. Our officers and employees will not be paid any additional compensation for their solicitation efforts. We may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals at our expense.

CORPORATE GOVERNANCE

Effective April 26, 2006, we have adopted a formal set of Corporate Governance Standards (the “Standards”) that embody many of our long-standing practices and incorporate various policies and procedures that strengthen our commitment to best practices. These Standards, together with the charters of the committees of the Board and other key practices of the Board, provide the basis for our governance. The Board will review the Standards and other aspects of our governance annually or more often if deemed necessary. The following is a summary of certain key elements of the Standards. The full text of the Standards is available on our website at www.asgr.com.

The Standards outline the composition, operations and responsibilities of the Board of Directors. At least a majority of the members of the Board must be independent, as defined by applicable law and the listing requirements of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”). The Board has determined that two of the Company’s directors, Michael Catalano and Richard D. Wright, are not “independent” within the meaning of the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect. Mr. Wright will be considered independent on the third anniversary of the termination of the consulting agreement between us and healthprojects, LLC. See “Certain Transactions” for further information on the Company’s prior contractual relationship with healthprojects, LLC. In addition, as more fully described under “Information as to Directors, Nominees and Executive Officers,” two independent members of the Board recently resigned as directors. As a result of these resignations, the Board does not consist of a majority of independent directors. Therefore, the Company is currently not in compliance with Nasdaq director independence requirements. The Company, however, is actively conducting a search for at least two independent directors to serve on the Board. The Company believes that the addition of one independent director will allow the Company to regain compliance with Nasdaq director independence requirements. For further information on director independence, see “Information as to Directors, Nominees and Executive Officers — Director Independence.”

In order to ensure that each director is able to devote sufficient time, energy and attention to perform his or her duties as a director, the Standards provide that a director who also serves as a senior officer, or equivalent position of an unaffiliated company, should not serve on more than two boards of public companies in addition to our Board, and other directors should not serve on more than four other boards of public companies in addition to our Board. The Chief Executive Officer (“CEO”) and the Chief Financial Officer must obtain approval from the full Board to accept directorships with any unaffiliated companies.

In accordance with the Company’s Certificate of Incorporation, Directors are elected for a term of one year. Although the Board does not believe that arbitrary term limits on directors’ services are appropriate, it does not believe that directors should expect to be re-nominated until they reach the mandatory retirement age set for directors. Except for the current members of the Board as of the effective date of the Standards, at the time of a director’s 75th birthday, such director shall submit his or her resignation from the Board. To ensure that the Board remains composed of highly functioning members, however, the Corporate Governance and Nominating Committee of the Board is mandated to evaluate the performance of each existing director before recommending to the Board his or her nomination for an additional term. When an officer of the Company, who also serves as a member of the Board resigns from his or her position as an officer, he or she shall also simultaneously submit his or her resignation from the Board. Moreover, when a Director undergoes any significant change in his or her professional circumstances, including a change in their principal job responsibilities, he or she shall submit his or her resignation to the Board. Although the Standards further state that the Board is not required to accept the resignations in any of the aforementioned circumstances, the Board felt it was important to consider whether a particular member should continue to serve on the Board in these circumstances.

The Board will hold regularly scheduled meetings at least four times a year and members of the Board are expected to attend all meetings of the Board and of the committees on which they serve. The Standards provide that the independent directors shall meet in executive session, without members of the Company’s management present, on a regular basis, but at least once each year. Directors have full and free access to our officers, employees and our books and records.

The Standards further provide that the Corporate Governance and Nominating Committee of the Board of Directors shall, together with the CEO, prepare and maintain a succession plan for the CEO and executive management. At least annually, this plan shall be discussed with the full Board. Furthermore, to ensure that the CEO is providing the best leadership for the Company, the Corporate Governance and Nominating Committee shall annually evaluate the CEO’s performance and report its results to all independent directors for discussion. The Incentive Stock and Compensation Committee will consider this report when it sets the compensation of the CEO.

In addition, the Corporate Governance and Nominating Committee shall lead an annual evaluation of itself, the full Board, each Board committee and each Director. The Board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors at the Company’s expense.

PROPOSAL ONE: ELECTION OF DIRECTORS

INFORMATION AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Nominees

Pursuant to the Company’s bylaws, the Board of Directors determines the overall size of the Board of Directors. Currently, the Board has determined that the entire Board of Directors shall consist of seven individuals. On December 7, 2005, Richard M. Mastaler, who had served on our Board of Directors since 1999, submitted his resignation as a director effective December 30, 2005 in order to pursue other interests. The Board of Directors accepted his resignation at its meeting on December 7, 2005. Effective May 6, 2006, Michael E. Gallagher, who had served on our Board of Directors since 2003, resigned as a director. Effective May 8, 2006, Carol R. Goldberg, who had served on our Board of Directors since 1991, resigned as a director. Both Mr. Gallagher’s and Ms. Goldberg’s resignations occurred after they expressed their view that the Company would be better served by replacing its CEO. Subsequent to these resignations, on May 9, 2006, the Board of Directors met and confirmed their view that the Company’s CEO should continue to serve in that capacity. The CEO, who also serves as a director, abstained from consideration of this matter.

Due to the resignations of Mr. Mastaler, Mr. Gallagher and Ms. Goldberg, only four of the seven approved Board seats are currently filled. Pursuant to the Company’s bylaws, a majority of the Board, or a plurality of the Company’s shares issued and outstanding, shall choose a successor to fill the vacancy. As of the date of the proxy statement, the Board has yet to designate replacements or nominees for these vacant seats. Accordingly, until such time as the Corporate Governance and Nominating Committee, in accordance with its charter and guidelines, is able to designate suitable replacements or nominees who are approved by the entire Board of Directors, the seats shall remain vacant and the Company shall have four directors. Upon designation by the Corporate Governance and Nominating Committee and approval by the entire Board, the individuals selected to fill these seats shall serve until the next election of directors, which is anticipated to be at the 2007 Annual Meeting of Stockholders. Accordingly, based on the recommendation of the Corporate Governance and Nominating Committee, each of the four directors listed below have been nominated by the Board of Directors for reelection to serve as a director until the 2007 Annual Meeting of Stockholders or until his or her successor is elected and qualified. Each nominee has consented to serve on the Board of Directors until such time.

If any of the nominees should be unable to serve for any reason, the Board of Directors may (1) designate a substitute nominee or nominees, in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees, (2) allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or (3) eliminate the vacancy.

The Board of Directors recommends a vote “For” each nominee for director.

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Director Since

Michael Catalano, 54	Chairman of the Board of Directors since July 2000; President and Chief Executive Officer since September 1998; Executive Vice President of Development, General Counsel and Secretary from July 1996 to September 1998.	1998
William D. Eberle, 82	Chairman of the Board of Directors from March 1995 to August 1998; Chairman, Manchester Associates, L.P., an international consulting company, since 1995; of counsel to Kaye Scholer LLP, a law firm, since 1993; a director and member of the Compensation and Audit Committees of Ampco-Pittsburgh Corporation, an industrial manufacturing company. During 2005, Mr. Eberle attended an “ISS endorsed” director education program.	1991

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Director Since

Burton C. Einspruch, M.D., 70	Practicing physician since 1966; Clinical Professor of Psychiatry at Southwestern Medical Center since 1997; director of Dallas National Bank, a banking institution, since 1996; Chairman, Holocaust Studies Advisory Committee at the University of Texas at Dallas, since 1993; Fellow of the American College of Psychiatrists.	2000
Richard D. Wright, 60	Senior partner of Southwind Health Partners, a physician practice management and consulting company, since March 2006; Vice Chairman of Operations of ASG from December 2001 to March 2005; partner of healthprojects, LLC, a healthcare consulting firm, which was engaged by ASG from April 2005 to September 2005, see “Certain Transactions” for further information; Chairman of Silicon Medical, a business services provider with Internet-based commerce software serving the healthcare supply segment, from April 2001 through December 2001; Chairman, President and Chief Executive Officer of Covation LLC, a provider of software integration and data management services for health care providers and organizations, from October 1998 through January 2001.	1999

Mr. Catalano, our Chairman, President and Chief Executive Officer, has entered into an employment agreement with us that requires, among other things, that the Board, during the term of such employment agreement, take all necessary steps to ensure that Mr. Catalano is slated as a management nominee to the Board of Directors. See “Executive Compensation — Employment Agreements.”

As herein before stated, on December 7, 2005, Richard M. Mastaler, who had served on our Board of Directors since 1999, submitted his resignation as a director effective December 30, 2005. During 2005, Mr. Mastaler served on the Audit Committee, Incentive Stock and Compensation Committee and the Corporate Governance and Nominating Committee. Effective May 6, 2006, Michael E. Gallagher, who had served on our Board of Directors since 2003, resigned as a director. During 2005, Mr. Gallagher served as Chairperson of the Audit Committee and was a member of the Corporate Governance and Nominating Committee and Incentive Stock and Compensation Committee. Effective May 8, 2006, Carol R. Goldberg, who had served on our Board of Directors since 1991, resigned as a director. During 2005, Ms. Goldberg served as Chairperson of the Incentive Stock and Compensation Committee and was a member of the Corporate Governance and Nominating Committee. Effective December 30, 2005, Ms. Goldberg was also appointed to serve on the Audit Committee.

Committees and Meetings

The Board of Directors held 12 meetings during the year ended December 31, 2005. The independent directors met separately, in executive session, three times during 2005. During 2005, each director attended more than 75% of all meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has adopted a policy whereby directors are required to attend the annual meeting of stockholders. At the 2005 annual meeting of stockholders, six of seven members of the Board of Directors were present.

Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee, which for the majority of 2005 consisted of Messrs. Eberle, Gallagher, and Mastaler, held 22 meetings during 2005 due, in large part, to the internal investigation into matters at our indirect subsidiary, Secure Pharmacy Plus, LLC. See “Report of the Audit Committee” for further information on this matter. Effective December 30, 2005, Mr. Mastaler resigned as director and Ms. Goldberg was appointed to serve on the Audit Committee with Messrs. Eberle and Gallagher. Effective May 6, 2006, Mr. Gallagher resigned as a director. At the time of his resignation, Mr. Gallagher was serving as Chairperson of the Audit Committee. Effective May 8, 2006, Ms. Goldberg also resigned as a director. Effective May 9, 2006, the Board of Directors appointed Mr. Eberle to replace Mr. Gallagher as Chairperson of the

Audit Committee. On that same date, the Board of Directors appointed Mr. Wright to serve as a member of the Audit Committee. Due to the fact that the Audit Committee currently consists of only two directors, the Company is not in compliance with Nasdaq audit committee composition requirements, which require audit committees to consist of at least three independent or otherwise qualified directors. The Company, however, is actively conducting a search for new directors who are qualified to serve on the Audit Committee. The Company believes that the addition of such directors will allow the Company to regain compliance with Nasdaq audit committee composition requirements. The functions of the Audit Committee, among other things, include:

•	recommending the appointment of our independent registered public accounting firm;

•	meeting periodically with our management, internal audit, and our independent registered public accounting firm on matters relating to the annual audit, internal controls, and accounting principles of our financial reporting; and

•	reviewing potential conflict of interest situations, where appropriate.

In addition, the Audit Committee has the authority to investigate any matter brought to its attention, within the scope of its duties, with full access to our books, records, facilities, personnel and independent auditors, along with the power to retain, at our expense, such independent counsel, auditors or other experts as the Audit Committee deems necessary or appropriate. In 2005, the Audit Committee conducted an investigation into matters at our indirect subsidiary, Secure Pharmacy Plus, LLC. See “Report of the Audit Committee.”

The Audit Committee has adopted a charter, a copy of which was attached to the proxy statement filed with respect to our 2004 Annual Meeting of Stockholders and is available on our website at www.asgr.com. The Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and that Mr. Eberle qualifies as an “audit committee financial expert” under Securities and Exchange Commission (“SEC”) rules and meets the Nasdaq professional experience requirements. In addition, the Board of Directors has determined that Mr. Eberle meets the independence requirements prescribed by the applicable law, the rules and regulations of the SEC and the Nasdaq listing standards. The Board of Directors has determined that Mr. Wright is not independent under the Nasdaq listing standards due to his previous employment with the Company as well as the existence of a prior consulting agreement between the Company and healthprojects, LLC. See “Certain Transactions” for further information on the Company’s prior contractual relationship with healthproject, LLC. Relying on an exception to Nasdaq’s independence rules, however, the Board of Directors determined that it was in the best interests of the Company and its shareholders to appoint Mr. Wright to serve as a member of the Audit Committee. Mr. Wright will serve as an interim member of the Audit Committee until the Board of Directors appoints a new independent director. Under the terms of the Nasdaq exception, Mr. Wright cannot serve as a member of the Audit Committee for more than two years.

Incentive Stock and Compensation Committee.  The Incentive Stock and Compensation Committee, which for the majority of 2005 consisted of Ms. Goldberg, Mr. Gallagher and Mr. Mastaler, held four meetings during 2005. Effective December 30, 2005, Mr. Mastaler resigned as director and Mr. Eberle was appointed to serve on the Incentive Stock and Compensation Committee with Ms. Goldberg and Mr. Gallagher. Effective May 6, 2006, Mr. Gallagher resigned as a director. Effective May 8, 2006, Ms. Goldberg also resigned as a director. At the time of her resignation, Ms. Goldberg was serving as Chairperson of the Incentive Stock and Compensation Committee. On May 9, 2006, the Board of Directors appointed Dr. Einspruch to replace Ms. Goldberg as Chairperson of the Incentive Stock and Compensation Committee. The Board of Directors has determined that each member of the Incentive Stock and Compensation Committee meets the independence requirements prescribed by all applicable laws, rules, regulations and standards, including but not limited to SEC rules and regulations and the Nasdaq listing standards. The functions of the Incentive Stock and Compensation Committee, among other things, include:

•	monitoring compensation of all executive officers and directors;

•	reviewing and approving compensation of the Chief Executive Officer and other executive officers;

•	offering advice and guidance concerning the compensation of other senior management; and

•	administering the America Service Group Inc. Amended and Restated Incentive Stock Plan (the “Amended and Restated Incentive Stock Plan”) and the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan (the “Amended and Restated 1999 Incentive Stock Plan”).

The Incentive Stock and Compensation Committee has adopted a charter which is available on our website at www.asgr.com.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (formerly known as the Nominating Committee) consisted of Mr. Eberle, Mr. Gallagher, Dr. Einspruch, Mr. Mastaler and Ms. Goldberg and held two meetings during 2005. Effective December 30, 2005, Mr. Mastaler resigned as director. Effective May 6, 2006, Mr. Gallagher resigned as a director. Effective May 8, 2006, Ms. Goldberg also resigned as a director. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee meets the independence requirements prescribed by the Nasdaq listing standards. The functions of the Corporate Governance and Nominating Committee, among other things, include:

•	identifying persons qualified to become members of the Board and to recommend to the Board proposed nominees for Board membership;

•	reviewing any candidates recommended by stockholders in accordance with the Company’s Bylaws and provide a process for receipt and consideration of any such recommendations;

•	recommending to the Board the directors to serve on each standing committee of the Board, and reviewing periodically the structure and respective functions of the committees of the Board;

•	ensuring that succession planning takes place for the position of Chief Executive Officer and other executive management positions;

•	leading the Board in its annual review of the performance of the Company’s Chief Executive Officer, the full Board, its committees and the directors;

•	reviewing the composition of the Board; and

•	developing, recommending to the Board, implementing, and periodically reviewing and reassessing a set of corporate governance standards setting forth the key practices of the Committee and of the Board.

The Corporate Governance and Nominating Committee has adopted a charter which is available on our website at www.asgr.com.

Ethics and Quality Assurance Committee.  The Ethics and Quality Assurance Committee consists of Dr. Einspruch and Mr. Wright. The committee held three meetings during 2005. The Chairman of the Committee is Dr. Einspruch. The functions of the Ethics and Quality Assurance Committee, among other things, include:

•	reviewing our annual Quality Assurance Plan;

•	evaluating our professional credentials program; and

•	receiving reports on compliance issues and our Policy on Business Ethics.

The Ethics and Quality Assurance Committee has adopted a charter which is available on our website at www.asgr.com.

Director Independence

In December 2005, the Board of Directors reviewed and analyzed the independence of each director under the requirements of all applicable laws, rules, regulations and standards, including but not limited to SEC rules and regulations and the Nasdaq listing standards. The purpose of the review was to determine whether any particular relationships or transactions involving directors, their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. Except as noted in “Certain Transactions,” during this review, the Board of Directors noted no transactions in which any director, executive officer, holder of five percent or more of our common stock, or other member of their immediate family had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

As a result of this review, the Board of Directors affirmatively determined that all directors are independent for purposes of serving on the Board of Directors, except Mr. Catalano and Mr. Wright. Mr. Catalano and Mr. Wright are not considered independent because they are either current employees, have been employed by us, or have been an independent contractor to the Company within the last three years. The Board of Directors has further determined that all members of the Incentive Stock and Compensation Committee, Corporate Governance and Nominating Committee, and Audit Committee (with the exception of Mr. Wright) are independent. Pursuant to an exception to Nasdaq’s independence rules, the Board of Directors determined that it was in the best interests of the Company to appoint Mr. Wright to serve as a member of the Audit Committee. Mr. Wright will serve as an interim member of the Audit Committee until the Board of Directors appoints a new independent director. Under the terms of the Nasdaq exception, Mr. Wright cannot serve as a member of the Audit Committee for more than two years.

As previously discussed, due to the resignations of Mr. Gallagher and Ms. Goldberg, the Company is currently not in compliance with Nasdaq director independence and audit committee composition requirements. The Company, however, is actively conducting a search for at least two independent directors to serve on the Company’s Board of Directors and Audit Committee, the addition of one of whom will allow the Company to regain compliance with these requirements.

Selection of Director Nominees

The Corporate Governance and Nominating Committee’s process for selecting nominees typically begins with an evaluation of the performance of incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by Committee members, other directors, our executive officers and our stockholders. Currently, the Corporate Governance and Nominating Committee has engaged a third party consulting firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

In assessing candidates for Board membership the Corporate Governance and Nominating Committee considers, among other factors, the candidates’ knowledge and experience within the areas of healthcare, corrections, multi-facility organizations, business and finance.

The Corporate Governance and Nominating Committee is also available to receive nominations appropriately submitted by stockholders. Upon receiving any such nominations, the Corporate Governance and Nominating Committee will consider the factors above in assessing any nomination submitted by stockholders. The Corporate Governance and Nominating Committee has adopted formal procedures for the submission of stockholders’ recommendations for nominees for Board membership as follows:

•	The Corporate Governance and Nominating Committee will consider candidates proposed by a stockholder or a group of stockholders who, individually or in the aggregate, beneficially owned more than 5% of our stock for a period of at least one year prior to the time of making such nomination. Consideration will also be given to other candidates as the Corporate Governance and Nominating Committee may deem appropriate to consider.

•	Any such stockholder nomination must be made at least 120 days before the one year anniversary of the mailing of the previous year’s proxy materials.

•	The stockholder sponsored nomination must be accompanied by an affidavit attaching proof of stock ownership including the number of shares owned and duration of that ownership.

•	The stockholder sponsored candidate’s resume or curriculum vitae must be attached to the proposed nomination along with a consent by such candidate to submit his or her name for consideration and consent to disclosure (or withholding of consent to disclose) of the identity of the candidate if he or she is not nominated by the Corporate Governance and Nominating Committee. The stockholder nominating the candidate should also state whether he or they will consent to disclose (or withhold consent to disclose) the identity of the shareholder making the submission of the candidate.

Such recommendations may be made by submitting the names and other pertinent information in writing to: Chairman of the Corporate Governance and Nominating Committee, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027. Any such submissions for the 2007 Annual Meeting of Stockholders must be received by the Corporate Governance and Nominating Committee no later than December 29, 2006. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder.

As of December 31, 2005, the Corporate Governance and Nominating Committee had not received a recommended nominee in connection with the 2006 Annual Meeting of Stockholders from any stockholder or group of stockholders that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation.

Compensation of Directors

Base Compensation.  During 2005, we paid each non-employee director an annual retainer of $20,000 for serving on the Board and an additional $1,000 per Board meeting, which was raised to $1,500 per Board meeting effective June 15, 2005. Effective March 31, 2005, Mr. Wright resigned from his management position as Vice Chairman of Operations and returned to his role as a non-management member of the Board of Directors; as such, Mr. Wright’s annual retainer was pro-rated and as a result Mr. Wright received $15,067 of the total annual retainer during 2005. Directors who are also our employees receive no additional compensation for attending Board or committee meetings. In addition, each non-employee director was reimbursed for out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.

Audit Committee members were compensated an additional $1,000 per Audit Committee meeting, which was raised to $2,500 per Audit Committee meeting effective June 15, 2005. For serving as the Audit Committee Chair, Mr. Gallagher received annual compensation of $5,000, which was raised to $15,000 effective June 15, 2005. Mr. Gallagher’s annual retainer for serving as Audit Committee Chair was pro-rated; and as a result Mr. Gallagher was paid $10,679 during 2005 for serving as Audit Committee Chair.

Incentive Stock and Compensation Committee members were compensated an additional $1,000 per Incentive Stock and Compensation Committee meeting during 2005. For serving as the Incentive Stock and Compensation Committee Chair, Ms. Goldberg was paid an additional $5,000 during 2005.

Corporate Governance and Nominating Committee members as well as Ethics and Quality Assurance Committee members were compensated an additional $1,000 per meeting during 2005. Effective June 15, 2005, Dr. Einspruch received annual compensation of $5,000 for serving as the Ethics and Quality Assurance Committee Chair. As the approval occurred on June 15, 2005, the annual retainer was pro-rated and as a result Dr. Einspruch was paid $2,726 of the total annual retainer for serving as the Ethics and Quality Assurance Committee Chair during 2005.

Options.  No options were granted to non-employee directors during 2005.

Restricted Stock.  During 2005, we issued each non-employee director 1,500 shares of restricted stock. Mr. Wright, who resigned from his management position as Vice Chairman of Operations of ASG, effective March 31, 2005, and returned to his role as a non-management member of our Board of Directors, also received 1,500 shares of restricted stock during 2005. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares in the event cash dividends are paid and to vote such shares until the non-employee director’s right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date issued. Due to their resignations, Mr. Mastaler, Mr. Gallagher and Ms. Goldberg each forfeited the restricted stock issued to them in 2005.

Executive Officers and Key Employees

Our executive officers are Mr. Michael Catalano, President and Chief Executive Officer; Mr. Michael W. Taylor, Senior Vice President and Chief Financial Officer; Mr. Lawrence H. Pomeroy, Senior Vice President and Chief Development Officer; and Mr. Richard Hallworth, Chief Operating Officer of ASG and the President and

Chief Executive Officer of Prison Health Services, Inc. (“PHS”), our primary operating subsidiary. On December 9, 2005, the Company terminated the employment of Mr. Trey Hartman, Executive Vice President and President of PHS. Mr. Hallworth was appointed effective March 28, 2006. Information regarding Mr. Catalano is set forth above under “Information as to Directors, Nominees and Executive Officers — Nominees.” Certain information with respect to Mr. Taylor, Mr. Pomeroy and Mr. Hallworth is set forth below.

Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)

Michael W. Taylor, 40(1)	Senior Vice President, Chief Financial Officer and Treasurer since November 2001; Vice President, Chief Financial Officer and Treasurer for Mid-State Automotive Distributors, Inc., a publicly-traded automotive parts distributor, from January 1998 through October 2001; Director of Finance for Mid-States PLC, a United Kingdom holding company, from October 1994 through October 2001.
Lawrence H. Pomeroy, 52(1)	Senior Vice President and Chief Development Officer since February 2003; Senior Vice President of Marketing of Prison Health Services since April 1998.
Richard Hallworth, 50(1)	Chief Operating Officer and the President and Chief Executive Officer of PHS since March 2006; Chief Operating Officer for Tufts Health Plan, a health insurance company, from May 2002 to June 2005; Senior Vice President of Administration and Chief Financial Officer for Tufts Health Plan from September 1998 to May 2002. At Tufts Health Plan, a national leader in the managed care industry, with over 700,000 members and $2.5 billion in annual revenues, Mr. Hallworth was responsible for all company operations. Prior to joining Tufts Health Plan, Mr. Hallworth was a partner at Ernst & Young, LLP and was responsible for leading the healthcare practice in the Portland, Maine office.

(1)	Messrs. Taylor, Pomeroy and Hallworth serve in their capacities pursuant to individual employment agreements which may be terminated upon 30 days notice by either party. See “Executive Compensation — Employment Agreements.”

Certain of our key employees are Mr. T. Scott Hoffman, Senior Vice President and Chief Administrative Officer; Dr. Carl J. Keldie, M.D., Corporate Medical Director of PHS, our primary operating subsidiary; Mr. Kendall Lynch, President and Chief Executive Officer of Secure Pharmacy Plus, LLC; Mr. Benjamin S. Purser, Jr., Vice President of Ethics and Compliance; Mr. Andrew L. Schwarcz, Senior Vice President, Chief Legal Officer and Secretary of ASG and General Counsel of PHS; and Mr. Eric W. Thrailkill, Senior Vice President and Chief Information Officer. Certain information with respect to these key employees is set forth below.

Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)

T. Scott Hoffman, 51	Senior Vice President and Chief Administrative Officer since July 1999; Vice President of Human Resources and Administration from July 1998 to July 1999.
Dr. Carl J. Keldie, M.D., 53	Corporate Medical Director of PHS since August 2000; Regional Medical Director for InPhyNet Medical Management, an emergency services company, from 1982 to July 2000.

Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)

Kendall Lynch, 65	President and Chief Executive Officer of Secure Pharmacy Plus, LLC since January 2006; Executive Director of the Tennessee Board of Pharmacy, from November 1995 to January 2006, where he had responsibility for administration, legislative oversight and initiation, legal review, enforcement, records maintenance, licensing process supervision and organizing and supervising inspection procedures.
Benjamin S. Purser, Jr., 59	Vice President of Ethics and Compliance since April 2004; Vice President of Kroll, Inc., a risk consulting company, from January 2000 to April 2004; Managing Director of Pinkerton Consulting and Investigation, a security consulting company, from October 1998 to December 1999. Prior to these positions, Mr. Purser was a Federal Bureau of Investigation (‘‘FBI”) Agent and Executive. Mr. Purser, as the FBI Agent in Charge of the Nashville, Tennessee office, was responsible for all FBI operations and personnel in Middle Tennessee. Under his leadership, the FBI office completed numerous successful investigations focusing on public corruption and healthcare fraud.
Andrew L. Schwarcz, 38	Senior Vice President, Chief Legal Officer and Secretary of ASG and General Counsel of PHS since January 2005; Prior to joining ASG, Mr. Schwarcz served in various legal capacities with Shoney’s Inc. and Captain D’s, LLC from 1999 to 2004, his last being Vice President of Development — Legal; Prior to joining Shoney’s and Captain D’s, Mr. Schwarcz worked as a corporate and securities lawyer in private practice in New Orleans, Louisiana and Nashville, Tennessee.
Eric W. Thrailkill, 47	Senior Vice President and Chief Information Officer since February 2004; President and Chief Operating Officer of EBM Solutions, Inc. and its successor, Healthgate Data Corporation, a company engaged in the creation and distribution of clinical intellectual property to support the delivery of evidence-based medicine, from January 2003 to December 2003; partner of healthprojects, LLC, a healthcare consulting firm, from May 2001 to January 2003; Chief Operating Officer of Covation, LLC, a provider of software integration and data management services for healthcare providers and organizations, from January 2000 to May 2001.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth below is information with respect to beneficial ownership of our common stock, par value $.01 per share, as of April 26, 2006 by each director, our named executive officers (i.e., our Chief Executive Officer and our executive officers during 2005) and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such person.

	Shares Beneficially
Name	Owned(1)	Percentage of Class(2)

Directors and Executive Officers:
Michael Catalano	139,712	1.27%
William D. Eberle(3)	99,696	*
Burton C. Einspruch, M.D.	53,950	*
Richard D. Wright	109,653	1.01%
Michael W. Taylor	65,719	*
Lawrence H. Pomeroy	118,894	1.08%
Trey Hartman(4)	—	*
All directors and executive officers as a group (7 persons)	587,624	5.18%

*	Less than 1%

(1)	Includes the following shares subject to options exercisable presently or within 60 days: Mr. Catalano, 118,090 shares; Mr. Eberle, 62,839 shares; Dr. Einspruch, 51,300 shares; Mr. Wright, 9,000 shares; Mr. Taylor, 61,969 shares; Mr. Pomeroy, 117,671 shares and all directors and executive officers as a group, 420,869 shares.

(2)	Based on 10,870,001 shares of common stock outstanding on April 26, 2006.

(3)	Includes 36,857 shares designated as collateral to secure a loan provided by Merrill Lynch to Mr. Eberle.

(4)	Mr. Hartman is listed herein because he served as a named executive officer during part of 2005. However, on December 13, 2005, we announced in a Current Report on Form 8-K that we had terminated for cause the employment agreement of Mr. Hartman, Executive Vice President of ASG and President of PHS, effective December 9, 2005. All of Mr. Hartman’s option grants made under the Amended and Restated 1999 Incentive Stock Plan in 2005 and 2004 were cancelled immediately upon his termination on December 9, 2005. Mr. Hartman had not exercised any of these options prior to his termination. Mr. Hartman’s 2003 option grants were made under the 1999 Incentive Stock Plan (the “1999 Plan”), this plan was subsequently amended and restated in 2004, and were subject to vesting over a period of three years. Such options did not cancel immediately upon Mr. Hartman’s termination for cause, but on March 9, 2006. Mr. Hartman failed to exercise, prior to cancellation, any of those 2003 options that had vested. The aforementioned options were the only options held by Mr. Hartman prior to his termination. Due to his termination the Company is not aware of whether Mr. Hartman owned any shares of the Company’s stock as of April 26, 2006.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, par value $.01 per share, as of April 26, 2006, by each stockholder who was known by us to own beneficially more than 5% of our common stock as of such date, based on information furnished to us and filed with the Securities and Exchange Commission (the “SEC”). Except as otherwise indicated, each stockholder has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such stockholder.

	Shares
	Beneficially		Percentage
Name and Address	Owned		of Class(1)

Michael W. Cook Asset Management 5170 Sanderlin Avenue, Suite 200 Memphis, TN 38117	1,635,428	(2)	15.0%
A group comprised of Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	838,400	(3)	7.7
A group comprised of Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William E. Hazel, Bernard J. Holtgrieve and Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive, Suite 210 Dayton, OH 45459	752,806	(4)	6.9
JANA Partners LLC 200 Park Avenue, Suite 3300 New York, New York 10166	706,499	(5)	6.5

(1)	Based on 10,870,001 shares of common stock outstanding on April 26, 2006.

(2)	Based on a Schedule 13G filed with the SEC on March 10, 2006. According to such schedule, Michael W. Cook Asset Management may be deemed to beneficially own with sole voting and dispositive power 1,635,428 shares of common stock listed above.

(3)	Based on a Schedule 13G filed with the SEC on January 27, 2006. According to such schedule, Artisan Partners Limited Partnership may be deemed to beneficially own with shared voting and dispositive power 838,400 shares of common stock listed above.

(4)	Based on Amendment No. 7 to a Schedule 13G filed with the SEC on February 14, 2006. According to such amendment, Eubel Brady & Suttman Asset Management, Inc. (“EBS”) may be deemed to beneficially own with shared voting and dispositive power 717,504 shares of common stock, Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to indirectly beneficially own with shared voting and dispositive power 752,806 shares which are held by EBS and one affiliated entity. Mr. Eubel is the beneficial owner and has sole voting and dispositive power of an additional 300 shares of common stock.

(5)	Based on a Schedule 13G filed with the SEC on April 3, 2006. According to such schedule, JANA Partners LLC may be deemed to beneficially own with sole voting and dispositive power 706,499 shares of common stock listed above.

PERFORMANCE GRAPH

The following graph sets forth the total return on a $100 investment in each of (1) our common stock, (2) the Wilshire 5000 Index and (3) the NASDAQ Health Care Services Index, from December 31, 2000 through December 31, 2005, assuming reinvestment of dividends. The Company has paid no dividends during this period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG AMERICA SERVICE GROUP INC., THE WILSHIRE 5000 INDEX
AND THE NASDAQ HEALTHCARE SERVICES INDEX

	12/00	12/01	12/02	12/03	12/04	12/05
America Service Group Inc.	$100.00	$29.35	$65.00	$118.78	$154.44	$91.50
Wilshire 5000 Index	100.00	89.03	70.46	92.75	104.46	111.06
Nasdaq Health Care Services Index	100.00	108.29	92.53	128.80	159.27	172.19

This stock performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICER COMPENSATION

Report of the Incentive Stock and Compensation Committee

Compensation Governance.  The Incentive Stock and Compensation Committee as used in this section of the proxy only, (the “Committee”) of the Board of Directors is responsible for, among other things, making recommendations on executive compensation, administering the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan and reviewing our compensation policies.

Compensation Philosophy.  The Committee believes that the primary objectives of our executive compensation policies should be:

•	to attract, motivate and retain executives critical to the Company’s long-term success and the creation of shareholder value;

•	to provide appropriate incentives for executives to work toward the achievement of our short and long-term financial and strategic objectives and to the performance of the common stock; and

•	to more closely align the interests of executives with those of shareholders and the long-term interests of our Company by providing long-term incentive compensation in the form of stock options or other equity-based long-term incentive compensation.

The Committee believes that our executive compensation policies should be reviewed annually in light of our financial performance, our annual budget and our position within the industry, as well as the compensation policies of similar companies within the industry. The compensation of individual executives should then be reviewed annually by the Committee in light of its executive compensation policies for that year.

In reviewing the comparability of our executive compensation policies, the Committee reviews executive compensation for other comparable companies and retains independent consultants from time to time to assist in our assessment of our executive compensation. As part of its review, the Committee considers compensation data for companies that represent direct competitors for executive talent. The data, which is developed by our independent compensation consultants, includes information from healthcare companies within our peer group used in the stock-price performance graph included in this proxy statement and other healthcare companies, including some for which public information is not available.

In setting and reviewing executive compensation, the Committee believes that, in addition to corporate performance, it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, and organizational development are taken into account in considering levels of compensation.

Base Salary.  Base compensation for our named executive officers is established by the terms of employment agreements between the Company and the executive. These agreements provide for a minimum base salary and such additional compensation as may be determined by the Committee. Base salary is reviewed at least annually and adjusted based on changes in competitive pay levels, the executive’s performance as measured against individual, business group, and company-wide goals, as well as changes in the executive’s role. In 2005, the Committee awarded increases in the annual base compensation for executive officers, excluding the chief executive officer, ranging from 3% to 13% of their annual base compensation. For 2006, the Committee has deferred (i) establishing the 2006 base compensation for the Company’s executive officers and certain members of senior management; and (ii) adopting a 2006 bonus plan, pending the outcome of the Audit Committee’s investigation into matters at our indirect subsidiary. Secure Pharmacy Plus, LLC. Accordingly, base compensation for these officers is currently set at the same rate as at the end of 2005.

Annual Incentive Bonus.  Pursuant to our 2005 Incentive Compensation Plan, the Committee established ranges for the executive bonus pool based upon performance goals for earnings, as defined, during the calendar year. The bonus pool was to have been funded by 50% of earnings generated in excess of the established goals. Our executive officers were entitled to earn up to 100% of their annual base salary to the extent that we exceeded all goals established for 2005. We did not exceed our performance goals for 2005; therefore, no executive officers were paid bonuses in 2005.

Stock Options.  Stock options are the principal vehicle for payment of long-term compensation. The Compensation Committee considers that an integral part of our executive compensation program is equity-based compensation plans which align executives’ long-range interests with those of the shareholders. This long-term incentive program is principally reflected in the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan.

The Committee believes that long-term incentive compensation should be structured so as to closely align the interests of the executives with the interests of our shareholders and, in particular, to provide only limited value in the event that our stock price fails to increase over time. The stock options are granted in part to reward the senior executives for their long-term strategic management of our Company and to motivate the executives to improve shareholder value. We do not make annual stock option or other stock benefit grants to all executives. Rather, the Committee determines each year which, if any, executives will receive benefits, based on individual performance and each executive’s existing stock option position. During 2005, we granted options to purchase common stock with an exercise price of $19.49 per share to the following executive officers in the following amounts: Michael Catalano, 50,000; Michael W. Taylor, 20,000; Lawrence H. Pomeroy, 20,000; and Trey Hartman, 20,000. On December 13, 2005, the Company announced that it had terminated the employment of Mr. Hartman, Executive Vice President and President of Prison Health Services, effective December 9, 2005. As a result, Mr. Hartman’s 2005 option grants did not vest and therefore were cancelled effective December 9, 2005. On March 28, 2006, we also granted Richard Hallworth options to purchase 30,000 shares of common stock with an exercise price of $13.40 per share.

Personal Benefits.  Our executive officers are not entitled to operate under different standards than other employees. We do not provide our executive officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. We do, however, provide reimbursement for personal usage of cellular telephones by management. Employees do not each have the same access to business equipment, transportation, accommodation or other support services, but it is intended that these resources be allocated for appropriate business purposes and not as a form of informal compensation. Company-provided air and other travel for our executive officers are for business purposes only. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. We expect our executive officers to be role models under our Business Ethics Policy, which is applicable to all employees.

Indemnification of Officers and Directors.  In accordance with our organizational documents and the laws of the State of Delaware, we may advance legal fees and expenses to our officers and directors for retention of legal counsel in connection with matters relating to their actions as one of our officers or directors. Recently, our Audit Committee completed an internal investigation into certain matters at our indirect subsidiary, Secure Pharmacy Plus, LLC, which investigation required the assistance of certain of our officers and directors. Moreover, certain of our officers and directors have been named in various lawsuits, and we are cooperating with the Securities and Exchange Commission in an informal inquiry that it is conducting as well as with the Office of the U.S. Attorney for the Middle District of Tennessee in the informal inquiry it is conducting. The proceedings and investigations are described in greater detail in Part II, Item 1. “Legal Proceedings” in our Quarterly Report on Form 10-Q for the period ended March 31, 2006. In accordance with our organizational documents and Delaware law, any officer or director who is advanced legal fees will reimburse us for such amounts in the event it is ultimately determined that the individual is not entitled to indemnification under such provisions. As of December 31, 2005, approximately $46,000 and $3,000 of legal fees for Mr. Catalano and Mr. Wright, respectively, have been submitted for payment. However, as of December 31, 2005, no legal fees have been advanced to our officers or directors or to law firms on their behalf.

Compensation of President and Chief Executive Officer.  Michael Catalano has served as President and Chief Executive Officer since September 1, 1998. Mr. Catalano’s compensation was determined pursuant to his employment agreement, the terms of which were approved by the Committee and the Board during 1998. Mr. Catalano’s base salary was last adjusted in June 2005, and no adjustment has been made since that date. In 2005, Mr. Catalano received base salary of $525,000; he did not receive a bonus for performance in 2005 because ASG did not exceed the performance goals established by the Committee for 2005.

This report of the Incentive Stock and Compensation Committee reflects the actions and reviews of the Incentive Stock and Compensation Committee when it was composed of Ms. Goldberg, Mr. Gallagher and Mr. Mastaler.

Respectfully submitted by
The Incentive Stock and
Compensation Committee

BURTON C. EINSPRUCH, M.D., Chair
WILLIAM D. EBERLE

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer and our three most highly compensated executive officers other than the Chief Executive Officer (the “named executive officers”) for each of the years 2003 through 2005. Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS. As Mr. Hallworth did not receive any compensation during 2005, he is excluded from the table below.

					Long-Term Compensation
					Awards			Payouts
		Annual Compensation			Restricted	Securities
Name and Principal Position				Other Annual	Stock	Under-lying		LTIP	All Other
(of ASG unless otherwise indicated)	Year	Salary	Bonus	Compensation	Awards	Options/SARs(1)		Payouts	Compensation(2)

Michael Catalano(3)	2005	$537,087	$—	$—	$—	50,000		$—	$1,216
Chairman of the Board, President	2004	496,349	—	—	—	142,500		—	1,224
and Chief Executive Officer	2003	474,779	19,108	—	—	—		—	1,148
Richard D. Wright(4)	2005	$81,027	$—	$—	$—	—		$—	$356
Vice Chairman of Operations	2004	313,941	—	—	—	105,000		—	1,356
	2003	254,039	10,856	—	—	—		—	1,062
Michael W. Taylor	2005	$257,846	$—	$—	$—	20,000		$—	$251
Senior Vice President and	2004	238,077	—	—	—	45,000		—	202
Chief Financial Officer	2003	218,462	9,021	—	—	—		—	183
Trey Hartman	2005	$260,432	$—	$—	$—	20,000	(5)	$—	$241
Executive Vice President and	2004	232,867	—	—	—	40,500	(5)	—	217
President of PHS	2003	215,000	8,816	—	—	15,000	(5)	—	198
Lawrence H. Pomeroy	2005	$227,404	$—	$—	$—	20,000		$—	$491
Senior Vice President and	2004	228,085	—	—	—	45,000		—	489
Chief Development Officer	2003	212,362	8,816	—	—	—		—	451

(1)	Additional information related to the 2005 option grants is presented in the table below.

(2)	“All Other Compensation” consists of amounts paid by us for term life insurance coverage for the named executive officer.

(3)	The amount received in salary by Mr. Catalano in 2005 above the base salary is due to a voluntary buyback of unused vacation, on a discounted basis, pursuant to a Company-wide program.

(4)	On January 28, 2005, we announced that Mr. Wright resigned from his management position as Vice Chairman of Operations, effective March 31, 2005, and returned to his role as a non-management member of our Board of

Directors. Only Mr. Wright’s compensation received as Vice Chairman of Operations through March 31, 2005 is listed above; and all compensation received as a non-management member of the Board of Directors during 2005 is listed in “Information as to Directors, Nominees and Executive Officers — Director Compensation.”

(5)	On December 13, 2005, we announced in a Current Report on Form 8-K that we had terminated for cause the employment agreement of Mr. Hartman, Executive Vice President of ASG and President of PHS, effective December 9, 2005. All of Mr. Hartman’s option grants made under the Amended and Restated 1999 Incentive Stock Plan in 2005 and 2004 were cancelled immediately upon his termination on December 9, 2005. Mr. Hartman had not exercised any of these options prior to his termination. Mr. Hartman’s 2003 option grants were made under the 1999 Plan and were subject to vesting over a period of three years. Such options did not cancel immediately upon Mr. Hartman’s termination for cause, but on March 9, 2006. Mr. Hartman failed to exercise, prior to cancellation, any of those 2003 options that had vested.

Stock Option Grants and Values in 2005

The following table sets forth certain information with respect to the grant of stock options during the year ended December 31, 2005 to each of our named executive officers. Each option included in the following table has an exercise price per share equal to the fair market value per share of our common stock on the date of grant.

	Options/SAR Grants in Last Fiscal Year
	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in Last	Exercise of	Expiration	Grant Date Present
Name	Granted(1)	Fiscal Year	Base Price	Date	Value

Michael Catalano	50,000	17.3%	$19.49	6/15/2015	$648,000	(2)
Richard D. Wright(3)	—	—	—	—	—
Michael W. Taylor	20,000	6.9	19.49	6/15/2015	259,200	(2)
Trey Hartman(4)	20,000	6.9	19.49	6/15/2015	259,200	(2)
Lawrence H. Pomeroy	20,000	6.9	19.49	6/15/2015	259,200	(2)

(1)	Represents options to purchase shares of common stock, which vest in three equal annual installments beginning on the first anniversary of the date of grant.

(2)	These estimated values are based on a Black-Scholes option pricing model in accordance with Securities and Exchange Commission rules. We used the following assumptions in estimating these values: expected option term, 4.5 years; risk-free interest rate, 3.95%; expected volatility, 85.2%; and expected divided yield, 0%.

(3)	On January 28, 2005, we announced that Mr. Wright resigned from his management position as Vice Chairman of Operations, effective March 31, 2005, and returned to his role as a non-management member of our Board of Directors. Mr. Wright did not receive any stock option grants during 2005. For information as to Mr. Wright’s compensation as a non-management member of the Board of Directors, see “Information as to Directors, Nominees and Executive Officers — Director Compensation.”

(4)	On December 13, 2005, we announced in a Current Report on Form 8-K that we had terminated for cause the employment agreement of Mr. Hartman, Executive Vice President of ASG and President of PHS, effective December 9, 2005. All of Mr. Hartman’s option grants made under the Amended and Restated 1999 Incentive Stock Plan in 2005 were cancelled immediately upon his termination on December 9, 2005. Mr. Hartman had not exercised any of these options prior to his termination.

Aggregated Option/SAR Exercises in 2005 and Fiscal Year-End Option/SAR Values

The following table sets forth certain information with respect to the exercise of stock options during the year ended December 31, 2005 and the shares of common stock represented by outstanding options held by each of our named executive officers as of December 31, 2005. Each option included in the following table has an exercise price per share equal to the fair market value per share of our common stock on the date of grant.

			Number of Securities
			Underlying Unexercised
	Shares		Options/SARs at		Value of Unexercised In-the-Money Options/SARs at
	Acquired on	Value	Fiscal Year-End		Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Catalano	—	$—	53,923	145,000	$1,863	$—
Richard D. Wright(2)	—	—	99,000	—	1,050,246	—
Michael W. Taylor	—	—	40,302	50,000	347,798	—
Trey Hartman(3)	—	—	6,667	3,333	31,336	15,668
Lawrence H. Pomeroy	—	—	96,006	50,000	567,856	—

(1)	Option values are calculated as the difference between the fair market value of the common stock ($15.86 per share as reported on the Nasdaq National Market on December 30, 2005), and the respective exercise prices of the stock options.

(2)	On January 28, 2005, we announced that Mr. Wright resigned from his management position as Vice Chairman of Operations, effective March 31, 2005, and returned to his role as a non-management member of our Board of Directors.

(3)	On December 13, 2005, we announced in a Current Report on Form 8-K that we had terminated for cause the employment agreement of Mr. Hartman, Executive Vice President of ASG and President of PHS, effective December 9, 2005. All of Mr. Hartman’s option grants made under the Amended and Restated 1999 Incentive Stock Plan in 2005 and 2004 were cancelled immediately upon his termination on December 9, 2005. Mr. Hartman had not exercised any of these options prior to his termination. Mr. Hartman’s 2003 option grants were made under the 1999 Plan and were subject to vesting over a period of three years. Such options did not cancel immediately upon Mr. Hartman’s termination for cause, but on March 9, 2006. Mr. Hartman failed to exercise, prior to cancellation, any of those 2003 options that had vested. The number of securities underlying unexercised options and the value of the unexercised in-the-money options noted above represents Mr. Hartman’s options granted in 2003 that were fully vested at the end of 2005.

Employment Agreements

On September 1, 1998, we entered into an amended and restated employment agreement with Michael Catalano pursuant to which Mr. Catalano would serve as President and Chief Executive Officer. Mr. Catalano’s employment agreement establishes a minimum annual base salary of $190,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Upon termination without cause or a change in control, all unexercised stock options granted to Mr. Catalano under our Amended Incentive Stock Plan will accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination following a change in control, Mr. Catalano, or his estate, is entitled to two-year’s compensation plus an amount equal to the incentive compensation that Mr. Catalano could have earned in the year of termination, not to be less than 45% of Mr. Catalano’s annual base salary on the date of termination. Mr. Catalano is subject to a non-competition agreement following termination. Mr. Catalano’s employment agreement provides for perpetual employment until terminated by appropriate written notice by either party and requires that the Board of Directors shall take all necessary actions to ensure that Mr. Catalano is slated as a management nominee to the Board during his employment.

On October 15, 2001, we entered into an employment agreement with Michael W. Taylor pursuant to which he was appointed Senior Vice President and Chief Financial Officer. Mr. Taylor’s employment agreement establishes a minimum annual salary of $200,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Taylor’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause or a change in control, all unexercised stock options issued to Mr. Taylor under our Amended Incentive Stock Plan shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination following a change in control, Mr. Taylor, or his estate, is entitled to continue to receive his base salary for one year following such termination date, plus any bonuses, incentive compensation, or other payments due which, pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Taylor is subject to a non-competition agreement following termination.

On January 11, 2004, we entered into an employment agreement with Richard D. Wright pursuant to which he was appointed Vice Chairman of Operations. Mr. Wright’s employment agreement established a minimum annual salary of $305,318 and such additional compensation as might be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Wright’s employment agreement provided for perpetual employment until terminated by either party upon thirty days notice. Effective March 31, 2005, Mr. Wright resigned from his management position as Vice Chairman of Operations, which had the effect of terminating his employment agreement, and returned to his role as a non-management member of our board of directors. Mr. Wright remains subject to the non-competition provisions of his employment agreement. On April 22, 2005, we entered into a consulting agreement with healthprojects, LLC, a company that is 100% owned by Mr. Wright. During 2005, we paid approximately $49,000 to healthprojects, LLC. The agreement was mutually terminated as of September 1, 2005.

On March 24, 1998, we entered into an employment agreement with Lawrence H. Pomeroy pursuant to which he was appointed Senior Vice President responsible for sales and marketing of Prison Health Services. Mr. Pomeroy’s employment agreement establishes a minimum annual salary of $160,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. This Agreement was not amended when Mr. Pomeroy assumed the additional duties of Chief Development Officer. Mr. Pomeroy’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon termination without cause or a change in control, all unexercised stock options granted to Mr. Pomeroy under our Amended Incentive Stock Plan will accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination following a change in control, Mr. Pomeroy, or his estate, is entitled to one-year’s compensation, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Pomeroy is subject to a non-competition agreement following termination.

On September 20, 2000, we entered into an employment agreement with Trey Hartman pursuant to which he was appointed Executive Vice President of ASG and President and CEO of Secure Pharmacy Plus, LLC. This Agreement was not amended when Mr. Hartman assumed the additional duties of President and Chief Operating Officer of PHS on March 31, 2005. On December 13, 2005, we announced in a Current Report on Form 8-K that we had terminated for cause the employment agreement of Mr. Hartman effective December 9, 2005. Upon his termination for cause, all of Mr. Hartman’s option grants made under the Amended and Restated 1999 Incentive Stock Plan in 2005 and 2004 were cancelled immediately upon his termination on December 9, 2005. Mr. Hartman had not exercised any of these options prior to his termination. Mr. Hartman’s 2003 option grants were made under the 1999 Plan and were subject to vesting over a period of three years. Such options did not cancel immediately upon Mr. Hartman’s termination for cause, but on March 9, 2006. Mr. Hartman failed to exercise, prior to cancellation, any of those 2003 options that had vested. Also, as Mr. Hartman was terminated for cause, he was not entitled to one-year’s compensation. Mr. Hartman remains subject to the non-competition provisions of his employment agreement.

On March 28, 2006, we entered into an employment agreement with Richard Hallworth to serve as Chief Operating Officer and President and Chief Executive Officer of PHS. Mr. Hallworth’s employment agreement establishes a minimum annual salary of $315,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Hallworth’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause or a change in control, all unexercised stock options issued to Mr. Hallworth under our Amended Incentive Stock Plan shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination following a change in control, Mr. Hallworth, or his estate, is entitled to continue to receive his base salary for one year following such termination date, plus any bonuses, incentive compensation, or other payments due which, pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Hallworth is subject to a non-competition agreement following termination.

Incentive Stock and Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Ms. Goldberg, Mr. Gallagher and Mr. Mastaler served on the Incentive Stock and Compensation Committee. Effective December 30, 2005, Mr. Mastaler resigned as director. Effective May 6, 2006, Mr. Gallagher resigned as a director. Effective May 8, 2006, Ms. Goldberg also resigned as a director. At the time of her resignation, Ms. Goldberg was serving as Chairperson of the Incentive Stock and Compensation Committee. On May 9, 2006, the Board of Directors appointed Dr. Einspruch to replace Ms. Goldberg as Chairperson of the Incentive Stock and Compensation Committee. None of the members of the Incentive Stock and Compensation Committee at any time during the last fiscal year or any prior year served as an officer of, or was employed by, us. Furthermore, none of our executive officers has served or currently serves as a director or member of the compensation committee of any other company of which any member of our Board or Incentive Stock and Compensation Committee is an executive officer.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2005, including the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan.

			Number of Securities
	Number of Securities to	Weighted-Average	Remaining Available
	be Issued Upon Exercise	Exercise Price of	for Future Issuance
	of Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders(1)	1,170,002	$18.13	518,189
Equity compensation plans not approved by security holders(2)	130,500	5.08	0

Total	1,300,502	16.82	518,189

(1)	Includes the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan.

(2)	Represents options to purchase shares of our common stock granted to Mr. Wright and Mr. Pomeroy in 1998 and 2001. These options are not included in either of the plans referenced above in note (1). The exercise price of these options equals the fair market value of our common stock at the date of grant. The options expire ten years from the date of grant.

CERTAIN TRANSACTIONS

Except as noted below, we had no transactions in which any director, executive officer, holder of five percent or more of the our common stock, or other member of their immediate family had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

On April 22, 2005, we entered into a consulting agreement with healthprojects, LLC, a company that is 100% owned by Richard D. Wright, the former Vice Chairman of Operations of ASG and a member of the Company’s Board of Directors. During 2005, we paid approximately $49,000 to healthprojects, LLC. The agreement was mutually terminated as of September 1, 2005.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is responsible for, among other things, hiring the independent registered public accounting firm and reviewing with Ernst & Young LLP (“E&Y”), our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the fiscal 2005 audit, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005;

•	discussed with E&Y the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed and discussed with management our report on internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2005;

•	considered whether the provision of non-audit services by E&Y is compatible with maintaining the independent registered public accounting firm’s independence; and

•	received from and discussed with E&Y the communications from E&Y required by Independence Standards Board Standard No. 1 regarding E&Y’s independence.

On March 15, 2006, we announced the completion of an internal investigation that was initiated and conducted by the Audit Committee of our Board of Directors. We publicly disclosed the internal investigation on October 24, 2005. As described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, the investigation involved matters relating to our subsidiary Secure Pharmacy Plus, LLC. The Audit Committee retained outside counsel who, in turn, engaged independent accountants to assist the Audit Committee in conducting the investigation. During the course of the investigation, the Audit Committee met 27 times in order to receive and discuss reports and updates on the investigation and to provide direction and guidance for such investigation. As a result of the findings made during the investigation, the Audit Committee recommended significant strengthening to our system of internal controls and compliance function. In addition, management determined that material weaknesses existed in our internal control structure at December 31, 2005. On March 15, 2006, we announced that the Audit Committee had concluded its investigation and reached certain conclusions with respect to findings of the investigation that would result in a restatement of our consolidated financial results for fiscal years 2001 through 2004 and the first and second quarters of fiscal year 2005. The restatement reduces previously reported net income for these periods by $2.1 million, in the aggregate, and reduces previously reported retained earnings as of January 1, 2001 by $347,000.

Based on the above-mentioned review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

The Audit Committee has adopted a charter, a copy of which was attached to the proxy statement filed with respect to our 2004 Annual Meeting of Stockholders and is available on our website at www.asgr.com. Mr. Eberle has been determined to be independent in accordance with the requirements of The Nasdaq Stock Market, Inc. and the SEC. Pursuant to an exception to Nasdaq’s independence rules, the Board of Directors determined that it was in the best interests of the Company to appoint (effective May 9, 2006) Mr. Wright to serve as a member of the Audit Committee. Mr. Wright will serve as an interim member of the Audit Committee until the Board of Directors appoints a new independent director. Under the terms of the Nasdaq exception, Mr. Wright cannot serve as a member of the Audit Committee for more than two years. This report of the Audit Committee reflects the actions and reviews of the Audit Committee when it was composed of Mr. Gallagher, Mr. Eberle and Ms. Goldberg.

The Audit Committee

WILLIAM D. EBERLE, Chair
RICHARD D. WRIGHT

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for the current fiscal year, and the shareholders are requested to ratify this appointment. The Audit Committee also previously retained E&Y to serve as our independent registered public accounting firm with respect to the audit of our financial statements for the years ended December 31, 2005, 2004 and 2003. Although the Audit Committee requests ratification of the appointment of E&Y as our independent registered public accounting firm, we reserve the right to undertake a normal bidding process in relation to our engagement of our independent registered public accounting firm, and the ratification of the appointment of E&Y does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. A representative of E&Y will be present at the 2006 Annual Meeting of Stockholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The Board of Directors recommends a vote “For” the ratification of the appointment of E&Y as our independent registered public accounting firm.

Audit Fees

Fees for audit services provided by E&Y totaled $1,342,000 during 2005. Such fees were associated with the audit of our 2005 consolidated financial statements, the audit of our 2005 assessment of our internal control over financial reporting, reviews of our 2005 quarterly financial statements and assistance with responding to an SEC comment letter. Included in these audit services fees is approximately $443,000 of fees associated with the internal investigation into matters at our indirect subsidiary, Secure Pharmacy Plus, LLC.

Fees for audit services provided by E&Y totaled $686,500 during 2004. This amount represents fees associated with the audit of our 2004 consolidated financial statements, the audit of our 2004 assessment of our internal control over financial reporting, reviews of our 2004 quarterly financial statements and assistance with filing a registration statement with the SEC.

Audit Related Fees

Fees for audit related services provided by E&Y totaled $323,000 during 2005. These fees include fees associated with due diligence related to a potential acquisition and certain agreed upon procedures.

Fees for audit related services provided by E&Y totaled $25,000 during 2004. These fees include fees associated with the audit of our 401(k) Retirement Savings Plan and certain agreed upon procedures.

Tax Fees

There were no fees paid for tax services during 2005.

Fees for tax services provided by E&Y totaled $24,000 during 2004. These fees include fees associated with federal and state tax compliance and fees for various state tax-related audit assistance.

All Other Fees

Fees for our annual subscription to E&Y’s accounting research software totaled $1,500 in 2005.

Fees for our annual subscription to E&Y’s accounting research software totaled $1,500 in 2004.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. For pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were pre- approved by the Audit Committee.

ADDITIONAL INFORMATION

Proposals for 2007 Annual Meeting of Stockholders

We anticipate that our 2007 meeting will be held during June 2007. Accordingly, any proposal of stockholders that is intended to be presented at our 2007 annual meeting of stockholders must be received at our principal executive offices no later than January 17, 2007 and must comply with all other applicable legal requirements in order to be included in our proxy statement and form of proxy for that meeting. If a stockholder wants to bring business before the 2007 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, the shareholder is required to comply with Regulation 14A of the Securities Exchange Act and give written notice to ASG not later than April 2, 2007

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by law to furnish us copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and representations from certain reporting persons that they were not required to file Form 5s for specified fiscal years, we believe that our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2005, except as noted below.

One late Form 5 was filed by Burton C. Einspruch, a director, on April 25, 2006 to report the disposition, in the form of three gifts, of a cumulative total of 350 shares of common stock on September 26, 2005.

Stockholder Communications with our Board of Directors

The Audit Committee and the non-employee directors have established procedures to enable anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee or non-employee directors. Such communications may be confidential or anonymous, and may be emailed, submitted in writing addressed to the Corporate Secretary, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or reported by phone to a toll-free phone number that is published on the Company’s website at www.asgr.com. All such communications are promptly reviewed by the Company’s Chief Compliance Officer, and any concerns relating to accounting, internal accounting controls, auditing or officer conduct are sent immediately to the non-employee directors or the Audit Committee.

Annual Report

A copy of our 2005 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2005, accompanies this proxy statement. Our Annual Report on Form 10-K is also available on the SEC’s website at www.sec.gov and our website at www.asgr.com. Additional copies of the printed 2005 Annual Report, including our Annual Report on Form 10-K, may be obtained by any stockholder, without charge, upon written request to the Corporate Secretary, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

AMERICA SERVICE GROUP INC.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 14, 2006
     The undersigned hereby appoints MICHAEL CATALANO and ANDREW L. SCHWARCZ and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of America Service Group Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 2006, at 10:00 a.m., local time, at the offices of America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
(Continued, and to be signed, on the other side)

Fold and Detach Here
          Please mark your votes as indicated in this example ☒
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ALL THE DIRECTORS AND FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
1. To elect four directors to serve until the 2007 Annual Meeting of Stockholders:

Michael Catalano	William D. Eberle	Burton C. Einspruch, M.D.
Richard D. Wright

☐	FOR all nominees listed above (except as marked to the contrary above)
☐	WITHHOLD AUTHORITY to vote for all nominees listed above
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm:

☐ For	☐ Against	☐ Abstain
3. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

Date:	, 2006	Signature(s) of Stockholder(s)

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.